Exhibit 99.1

Virtusa Announces Fourth Quarter and Full Fiscal Year 2016
Consolidated Financial Results

•                  Fourth quarter fiscal 2016 revenue of $171.9 million increased 14% sequentially and 36% year-over-year. Excluding $19.4 million of revenue from Polaris for the 29 day post-acquisition period, revenue was up 1.2% sequentially and 21% year-over-year.

•                  Fourth quarter fiscal 2016 diluted EPS on a GAAP basis was $0.41, and $0.55 on a non-GAAP basis. Polaris contributed diluted EPS of $0.04 and $0.01 on a GAAP and non-GAAP basis, respectively.

•                  Fiscal year 2016 revenue of $600.3 million increased 25% year-over-year. Excluding partial fourth quarter revenue from Polaris, fiscal year 2016 revenue was up 21%.

•                  Fiscal year 2016 diluted EPS on a GAAP basis was $1.49, compared to $1.44 for fiscal year 2015.

•                  Fiscal year 2016 diluted EPS on a non-GAAP basis was $2.06, compared to $1.84 for fiscal year 2015.

Westborough, MA — (May 16, 2016) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today reported consolidated financial results for the fourth quarter and fiscal year ended March 31, 2016.

Fourth Quarter Fiscal 2016 Consolidated Financial Results

Revenue for the fourth quarter of fiscal 2016 was $171.9 million, an increase of 14% sequentially and 36% year-over-year.  Excluding revenue of $19.4 million from the acquisition of a majority interest in Polaris Consulting & Services, Ltd. for the 29 day post-acquisition period (1), quarterly revenue increased 1.2% sequentially and 21% year-over-year on a reported basis, and was up 2.2% sequentially and 22% year-over-year on a constant currency basis(2).

Virtusa reported GAAP income from operations of $5.5 million for the fourth quarter of fiscal 2016, compared to $14.1 million for the third quarter of fiscal 2016 and $14.5 million for the fourth quarter of fiscal 2015.  GAAP income from operations for the fourth quarter of fiscal 2016 includes approximately $8.6 million of acquisition related charges from the acquisition of Polaris.

On a GAAP basis, net income for the fourth quarter of fiscal 2016 was $12.3 million, or $0.41 per diluted share, compared to $11.3 million, or $0.38 per diluted share, for the third quarter of fiscal 2016, and $11.6 million, or $0.39 per diluted share, for the fourth quarter of fiscal 2015.  GAAP net income for the fourth quarter of 2016 includes higher than previously expected Polaris revenue and operating income, as well as $6.6 million of foreign exchange translation gain related to the funding of the Polaris acquisition, partially offset by approximately $8.6 million of Polaris acquisition related charges. The impact of the Polaris transaction on GAAP diluted EPS was $0.04 of accretion for the fourth quarter of fiscal 2016(3).

Non GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense and acquisition related charges, was $21.8 million for the fourth quarter of fiscal 2016, compared to $20.7 million for the third quarter of fiscal 2016, and an increase compared to $19.2 million for the fourth quarter of fiscal 2015.

Non-GAAP net income, which excludes stock-based compensation expense, acquisition related charges, and foreign currency transaction gains and losses, each net of tax, for the fourth quarter of fiscal 2016 was $16.6 million, or $0.55 per diluted share, compared to $15.9 million, or $0.54 per diluted share, for the third quarter of fiscal 2016, and compared to $15.1 million, or $0.51 per diluted share, for the fourth quarter of fiscal 2015. The impact of the Polaris transaction on non-GAAP diluted EPS was $0.01 of accretion for the fourth quarter of fiscal 2016(3).

Fiscal Year 2016 Consolidated Financial Results

For the fiscal year ended March 31, 2016, revenue was $600.3 million, an increase of 25% compared to $479 million for the fiscal year ended March 31, 2015. Excluding the partial fourth quarter revenue from the acquisition of a majority interest in Polaris(1), fiscal year 2016 revenue increased 21% year-over-year on a reported basis, and was up 24% year-over-year on a constant currency basis(2).

Virtusa reported GAAP income from operations of $45.3 million for fiscal year 2016, compared with $52.6 million for fiscal year 2015. GAAP income from operations for fiscal year 2016 includes approximately $9.8 million of acquisition related charges from the acquisition of Polaris.

On a GAAP basis, net income for fiscal year 2016 was $44.8 million, compared to $42.4 million for fiscal year 2015. Diluted earnings per share for fiscal year 2016 was $1.49, compared to $1.44 for fiscal year 2015. GAAP net income for fiscal year 2016 includes higher than expected Polaris revenue and operating income, as well as $6.6 million of foreign exchange translation gain related to the funding of the Polaris acquisition in the fiscal fourth quarter, partially offset by approximately $9.8 million of Polaris acquisition related charges.

Non GAAP Results:

Non-GAAP income from operations was $79.5 million for fiscal year 2016, an increase of 16.4% compared to $68.3 million for fiscal year 2015.

Non-GAAP net income for fiscal year 2016 was $61.9 million, or $2.06 per diluted share, an increase compared to $54.4 million, or $1.84 per diluted share, for fiscal year 2015.

Polaris Transaction

On March 3, 2016, Virtusa closed its previously announced acquisition of approximately 51.7% of the fully diluted outstanding shares of Polaris Consulting & Services, Ltd. from founding shareholders, promoters and certain other minority stockholders for $168.3 million. On April 6, 2016, Virtusa acquired an additional 26% of the fully diluted outstanding shares of Polaris from public shareholders in a mandatory open offer for $86.8 million. The total purchase consideration for the combined 77.7% share of Polaris’ fully diluted shares outstanding (79.6% of basic shares outstanding) was $255.1 million. Under applicable Indian rules on Takeovers, Virtusa is required to sell within one year of the settlement of the unconditional mandatory offer its shareholdings in Polaris in excess of 75% of the basic outstanding share capital.

In support of the transaction, on February 25, 2016, Virtusa entered into a credit agreement with a syndicated bank group jointly lead by JPMC and Bank of America Merrill Lynch - which replaces Virtusa’s existing $25.0 million credit agreement and provides for a $100.0 million revolving credit facility and a $200.0 million delayed-draw term loan. Virtusa drew down in full the $200.0 million term loan to fund the transaction. Interest under these facilities accrues at a rate per annum of LIBOR plus 2.75%, subject to step-downs based on the Company’s ratio of debt to adjusted earnings before interest, taxes, depreciation, amortization, and stock compensation expense (“EBITDA”). The Company intends to enter into an interest rate swap agreement to minimize interest rate exposure. The Credit Agreement includes customary minimum cash, maximum debt to EBITDA and minimum fixed charge coverage covenants. The term of the Credit Agreement is five years, ending February 25, 2021.

Balance Sheet and Cash Flow

The Company ended fiscal year 2016 with $231.7 million of cash, cash equivalents, and short-term and long-term investments(4), including Polaris cash, cash equivalents, and short-term and long-term investments, of $65.0 million.  Cash generated from operations was $5.0 million for the fourth quarter and $45.9 million for the fiscal year 2016.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “Fiscal 2016 was a pivotal year for Virtusa in which we completed the largest acquisition in our company’s history. Our integration of Polaris is well underway, and we are very excited by the growth and synergy opportunities we are seeing.  Looking to fiscal 2017, we will continue to leverage our leadership position in providing digital enablement and transformational solutions to grow with new and existing clients. We have a detailed plan in place to achieve our goal of over $100 million of Polaris revenue synergies over the next three fiscal years, and remain confident in our ability to deliver these results.”

Ranjan Kalia, Chief Financial Officer, said, “Our fourth quarter revenue growth was in line with our expectations and industry growth, even in light of sequential headwinds in our Insurance segment. We have completed the first two tranches of our Polaris acquisition for a total purchase price of $255.1 million, which was approximately $15 million below our original expectations. Our fiscal 2017 revenue and diluted EPS guidance reflects first quarter headwinds. However, exiting Q1 our guidance calls for accelerating revenue growth, and expanding non-GAAP margins.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  First quarter fiscal 2017 revenue is expected to be in the range of $202.5 to $207.5 million. Non-GAAP diluted EPS is expected to be in the range of $0.14 to $0.18.

•                  Fiscal year 2017 revenue is expected to be in the range of $890 to $920 million. Non-GAAP diluted EPS is expected to be in the range of $2.10 to $2.30.

The Company’s first quarter and fiscal year 2016 diluted EPS estimates an average share count of approximately 30.1 million and 30.3 million, respectively, (assuming no further exercises of stock-based awards) and assumes a stock price of $35.88, which was derived from the average closing price of the Company’s stock over the five trading days ended on May 12, 2016.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, May 16, 2015 at 8:00 a.m. Eastern Time to discuss the Company’s fourth fiscal quarter and fiscal year 2016 financial results, current financial guidance, and other corporate developments. To access this call, please dial 888-576-4397 (domestic) or 719-325-2430 (international). The passcode is 5457530. A replay of this conference call will be available through May 23, 2016 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 5457530.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

On March 3, 2016, Virtusa, through its India subsidiary, acquired an aggregate of approximately 51.7% of the fully diluted outstanding shares of Polaris Consulting & Services, Ltd., from founding shareholders, promoters, and certain other minority stockholders. In April 2016, Virtusa purchased an additional 26% of the fully diluted outstanding shares of Polaris from the company’s public shareholders in a mandatory open offer. Polaris is a majority owned subsidiary of Virtusa.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2011 - 2016 Virtusa Corporation. All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial metrics as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial metrics are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial metrics calculated in accordance with GAAP, and may be different from non-GAAP metrics used by other companies. In addition, these non-GAAP metrics should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial metrics will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 2).

•                  Virtusa presents a reconciliation of its cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 3).

•                  Virtusa also presents the following consolidated statement of income metrics that exclude acquisition-related charges, stock-based compensation expense and foreign currency transaction gains and losses to provide further insights into the comparison of Virtusa’s operating results among the periods, as well as enhancing comparability with operating results of peer companies:

o                 Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense and acquisition-related charges.

o                 Non-GAAP operating margin: non-GAAP income from operations as a percentage of reported revenues.

o                 Non-GAAP net income: net income, as reported on Virtusa’s consolidated statements of income, excluding the tax adjusted impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

o                 Non-GAAP diluted earnings per share: diluted earnings per share, as reported on Virtusa’s consolidated statements of income, excluding tax adjusted per share impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

The following table presents a reconciliation of each non-GAAP financial metric to the most comparable GAAP metric:

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
GAAP income from operations	$5,520	$14,478	$45,320	$52,568
Add: Stock-based compensation expense	5,862	3,124	16,179	11,098
Add: Acquisition-related charges (a)	10,435	1,568	18,049	4,674
Non-GAAP income from operations	$21,817	$19,170	$79,548	$68,340
GAAP operating margin	3.2%	11.5%	7.6%	11.0%
Effect of above adjustments to income from operations	9.5%	3.7%	5.7%	3.3%
Non-GAAP operating margin	12.7%	15.2%	13.3%	14.3%
GAAP net income	$12,290	$11,550	$44,802	$42,446
Add: Stock-based compensation expense	5,862	3,124	16,179	11,098
Add: Acquisition-related charges(a)	10,435	1,568	18,049	4,674
Add: Foreign currency transaction (gains) losses(b)	(6,655)	155	(7,050)	357
Tax adjustments(c)	(5,313)	(1,281)	(10,090)	(4,202)
Non-GAAP net income	$16,619	$15,116	$61,890	$54,373
GAAP diluted earnings per share	$0.41	$0.39	$1.49	$1.44
Effect of stock-based compensation expense	0.13	0.08	0.38	0.28
Effect of acquisition-related charges (a)	0.23	0.04	0.42	0.12
Effect of foreign currency transaction (gains) losses(b)	(0.22)	0.00	(0.23)	0.00
Non-GAAP diluted earnings per share	$0.55	$0.51	$2.06	$1.84

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the effective statutory tax rate for the respective periods.

Footnotes

(1) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, financial results for Polaris for the 29 days ending March 31, 2016 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $0.2 million, while net assets attributable to ownership in Polaris by minority shareholders (Redeemable Non-controlling Interest) in our Consolidated Balance Sheets was $152.9 million at March 31, 2016.

(2) To determine sequential revenue change in constant currency for the Company’s fourth quarter of fiscal 2016, revenue from entities reporting in U.K. Pounds, Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended December 31, 2015 of 1.51, 1.10, and 0.12 U.S. dollars to U.K. Pounds, Euros, and SEK, respectively, rather than the actual exchange rate in effect for the three months ended March 31, 2016 of 1.43, 1.11, and 0.12 U.S. dollars to U.K. Pounds, Euros, and SEK, respectively. To determine year-over-year constant currency revenue for the Company’s fourth quarter of fiscal 2016, revenue from entities reporting in U.K. Pounds, Euros and SEK were converted into U.S. dollars at the average exchange rate in effect for the three months ended March 31, 2015 of 1.51, 1.12, and 0.12 U.S. dollars to U.K. Pounds, Euros and SEK, respectively, rather than the actual exchange rate in effect for the three months ended March 31, 2016 of 1.43, 1.11 and 0.12 U.S. Dollars to U.K. Pounds, Euros and SEK, respectively. To determine year-over-year revenue change in constant currency for the Company’s full fiscal year 2016, revenue from entities reporting in U.K. Pounds, Euros, and SEK were converted into U.S. dollars at the average exchange rate in effect for the twelve months ended March 31, 2015 of 1.60, 1.27, and 0.14 U.S. Dollars to U.K. Pounds, Euros, and SEK, respectively, rather than the actual exchange rate in effect for the twelve months ended March 31, 2016 of 1.51, 1.11, and 0.12 U.S. Dollars to U.K. Pounds, Euros, and SEK, respectively.

(3) The impact of the Polaris transaction on GAAP EPS includes Virtusa’s controlling interest in earnings per share for Polaris, interest on debt, Polaris acquisition related charges, lost interest income on cash used to fund the acquisition, the foreign exchange translation gain relating to the funding of the Polaris acquisition and related tax effects.  The impact of the Polaris transaction on Non-GAAP EPS includes Virtusa’s controlling interest in earnings per share for Polaris, interest on debt, lost interest income on cash used to fund the acquisition and related tax effects, but excludes the effect of acquisition related charges, amortization of Polaris intangibles, the foreign exchange translation gain relating to the funding of the Polaris acquisition and Polaris stock-compensation cost.

(4) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be a more meaningful indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, Virtusa’s expectations concerning management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:  Virtusa’s failure to realize the intended benefits of the Polaris acquisition, including the inability to integrate Virtusa’s and Polaris’ business and operations or the inability to realize the anticipated synergies and revenues or growth rates in the expected amounts or within the anticipated time frames or cost expectations or at all; the possibility that Virtusa’s current or future estimated combined or standalone guidance may differ materially from expectations; the ability of Virtusa to manage an Indian public company; Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition related charges; increase in client or employee attrition due to the Polaris acquisition;  inability of Virtusa to service the $200 million term loan incurred by Virtusa to acquire Polaris or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, other previously acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2016	March 31, 2015
Assets:
Cash and cash equivalents	$148,986	$124,802
Short-term investments	53,158	90,414
Accounts receivable, net	138,313	75,431
Unbilled accounts receivable	59,278	27,914
Prepaid expenses	12,094	7,428
Deferred income taxes	—	7,639
Restricted cash	93,921	45
Other current assets	23,268	13,565
Total current assets	529,018	347,238
Property and equipment, net	116,282	37,988
Long-term investments	29,576	20,732
Deferred income taxes	15,890	4,764
Goodwill	199,446	50,360
Intangible assets, net	66,846	21,909
Other long-term assets	22,974	6,746
Total assets	$980,032	$489,737
Liabilities:
Accounts payable	$27,452	$8,693
Accrued employee compensation and benefits	53,897	26,915
Accrued expenses and other current liabilities	51,644	22,425
Deferred revenue	7,493	1,337
Income taxes payable	2,300	1,834
Total current liabilities	142,786	61,204
Deferred income taxes	16,121	1,996
Long-term liabilities	193,170	2,762
Total liabilities	352,077	65,962
Virtusa stockholders equity	475,013	423,775
Noncontrolling interest	152,942	—
Stockholders equity	627,955	423,775
Total liabilities and stockholders’ equity	$980,032	$489,737

Virtusa Corporation and Subsidiaries
Consolidated Statements of Income
(In thousands except share and per share amounts, unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Revenue	$171,853	$126,016	$600,302	$478,986
Costs of revenue	111,540	79,722	389,310	304,422
Gross profit	60,313	46,294	210,992	174,564
Total operating expenses	54,793	31,816	165,672	121,996
Income from operations	5,520	14,478	45,320	52,568
Other income (expense):
Interest income,net	531	1,464	4,777	5,264
Foreign currency transaction gains (losses)	6,655	(155)	7,050	(357)
Other, net	290	(88)	522	(75)
Total other income	7,476	1,221	12,349	4,832
Income before income tax expense	12,996	15,699	57,669	57,400
Income tax expense	488	4,149	12,649	14,954
Total net income	12,508	11,550	45,020	42,446
Noncontrolling interest	218	—	218	—
Net income attributable to Virtusa common stockholders	12,290	$11,550	$44,802	$42,446
Basic earnings per share	$0.42	$0.40	$1.53	$1.48
Diluted earnings per share	$0.41	$0.39	$1.49	$1.44
Weighted average number of common shares outstanding
Basic	29,360,709	28,968,939	29,233,861	28,753,102
Diluted	30,011,886	29,809,226	30,004,982	29,555,624

Virtusa Corporation and Subsidiaries
Consolidated Statement of Cash Flows
(In thousands, unaudited)

	Twelve Months Ended March 31,
	2016	2015
Cash flows from by operating activities:
Net income	$45,020	$42,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,479	13,552
Share-based compensation expense	16,179	11,098
Reversal of contingent consideration	—	(1,833)
Provision for doubtful accounts, net	208	(134)
(Gain)/loss on disposal of property and equipment	(41)	127
Deferred revenue fair value adjustment	185	—
Deferred income taxes	5,398	(2,969)
Foreign currency (gains) losses, net	(7,049)	357
Amortization of discounts and premiums on investments, net	496	1,242
Amortization of debt issuance cost	109	—
Excess tax benefits from stock option exercises	(2,775)	(4,692)
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(17,123)	(17,128)
Prepaid expenses and other current assets	(7,832)	4,497
Other long-term assets	(126)	(603)
Accounts payable	(7,326)	(212)
Accrued employee compensation and benefits	1,807	(4,385)
Accrued expenses and other current liabilities	8,548	4,774
Income taxes payable	(6,493)	1,553
Other long-term liabilities	227	1,227
Net cash provided by operating activities	45,891	48,917
Cash flows from investing activities:
Proceeds from sale of property and equipment	90	160
Purchase of short-term investments	(43,586)	(14,075)
Proceeds from sale or maturity of short-term investments	115,397	38,696
Purchase of long-term investments	(29,618)	(33,720)
Proceeds from sale or maturity of long-term investments	9,200	13,612
Business acquisition, net of cash acquired	(164,642)	(2,660)
(Increase) decrease in restricted cash	(91,286)	2,639
Purchase of property and equipment	(13,491)	(14,729)
Net cash used for investing activities	(217,936)	(10,077)
Cash flows from financing activities:
Proceeds from exercise of common stock options	1,385	2,740
Proceeds from exercise of subsidiary stock options	1,031	—
Payment of contingent consideration related to acquisition	(2,097)	(2,087)
Proceeds from debt	200,000	—
Payment of debt issuance cost	(5,596)	—
Proceeds from revolving credit facility	20,000	—
Payment of revolving credit facility	(20,000)	—
Principal payments on capital lease obligation	(132)	(120)
Excess tax benefits from stock option exercises	2,775	4,692
Net cash provided by financing activities	197,366	5,225
Effect of exchange rate changes on cash and cash equivalents	(1,137)	(2,024)
Net increase in cash and cash equivalents	24,184	42,041
Cash and cash equivalents, beginning of period	124,802	82,761
Cash and cash equivalents, end of period	$148,986	$124,802
Supplemental Non-GAAP Financial Information as of March 31, 2016 and 2015
Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:
Cash and cash equivalents, end of period	$148,986	$124,802
Short-term investments	53,158	90,414
Long-term investments	29,576	20,732
Total short-term and long-term investments, end of period	82,734	111,146
Total cash and cash equivalents, short-term investments and long-term investments	$231,720	$235,948

Media Contact:
Greenough
Amy Legere, (617) 275-6517
alegere@greenough.biz

Investor Contact:
ICR
William Maina, 646-277-1236
william.maina@icrinc.com